Exhibit 10.3

EXECUTION COPY

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (“Amendment”) to the Employment Agreement, effective as of March 17, 2008, is made by and between Samuel B. White (the “Employee”) and Point Blank Solutions, Inc. (alone or together with all divisions, subsidiaries, and groups, the “Company”) and amends that certain employment agreement, dated November 1, 2006, (the “Employment Agreement”), between the Employee and Point Blank Solutions, Inc. Except as so amended, the Employment Agreement otherwise remains in full force and effect.

WHEREAS, the parties previously entered into the Employment Agreement to provide for the Employee’s services as Executive Vice President – Global Sales, Marketing and R&D of the Company; and

WHEREAS, the Employee and the Company desire to amend the Employee’s Employment Agreement on the terms set forth herein to establish certain terms of the Employee’s employment and certain payments due to the Employee on termination of said employment;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	TERMINATION

Section 7 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

7. Termination.

7.1 Death or Disability. This Agreement shall terminate automatically upon the Employee’s death or upon a determination by the Board of Directors to terminate the Employee’s employment as a result of his disability during the Employment Period. For purposes of this Agreement, “disability” shall mean a physical or mental disability that prevents or can be reasonably expected to prevent the performance by the Employee of his duties hereunder for a continuous period of 90 days or longer in any 12-month period. Determination of disability shall be supported by the report of an independent physician reasonably acceptable to the Company and the Employee (or his representative), taking into account competent medical evidence, and otherwise shall be in accordance with the Americans with Disabilities Act and other applicable laws.

7.2 Termination by the Company. The Company may terminate the Employee’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the Employee’s (i) engaging in fraudulent or dishonest conduct (as determined by a finding, order, judgment or decree in any court or administrative agency of competent jurisdiction, in any action or proceeding whether civil, criminal, administrative or investigative) that the Board reasonably determines has or would have a material adverse impact on Company, its affiliates or their respective

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businesses; (ii) conviction of, or entering a plea of nolo contendere to, a felony criminal offense or comparable level of crime in any jurisdiction that uses a different nomenclature; (iii) willful refusal to perform his material employment-related duties or responsibilities or intentionally engaging in any activity that is in material conflict with or is materially adverse to the business interests of the Company, its affiliates or their respective businesses; (iv) gross negligence in the performance of his material employment-related duties or responsibilities; or (v) breach of any material provision of this Agreement (in the case of (iii), (iv) and (v) above, that is not cured by the Employee within 30 days following receipt by the Employee of notice from the Company setting forth in reasonable detail the circumstances giving rise to such Cause). A termination for Cause shall include a determination by the Board no later than 45 days following the termination of the Employment Period that circumstances existed during the Employment Period that would have justified a termination for Cause. A termination of the Employee by the Company shall not be a termination for Cause for purposes of this Agreement unless the determination to so terminate the Employee’s employment is made by a resolution of the Board (excluding the Employee) following a meeting convened upon not less than 10 days notice to the Employee and at which the Employee and his legal counsel, if any, shall have had a reasonable opportunity to be heard by the Board.

7.3 Termination by the Employee. The Employee may terminate his employment with or without Good Reason. For purposes of this Agreement “Good Reason” means, without the Employee’s written consent: (i) a material diminution of the Employee’s duties and responsibilities, or the assignment of responsibilities that are materially inconsistent with his position and responsibilities hereunder; (ii) a reduction of the Employee’s base salary, annual bonus or long-term compensation opportunity (it being understood that a reduction of the dollar amount of the Employee’s annual bonus from year to year solely as a result of achievement or failure to achieve target performance objectives shall not constitute a reduction in the Employee’s bonus opportunity) or of the benefits made available to the Employee as described herein; (iii) requiring the Employee’s primary place of business to be located other than in south Florida (Broward, Dade or Palm Beach counties) or in the vicinity of the Employee’s home residence address; (iv) a material breach by the Company of any other provision of this Agreement, in each case that is not cured by the Company within 30 days after its receipt from the Employee of written notice setting forth in reasonable detail the circumstances giving rise to such Good Reason.

7.4 Termination Procedures. Any termination of the Employee’s employment by the Company or by the Employee shall be communicated to the other party by a notice of termination given in accordance with this Agreement. For purposes of this Agreement, a “notice of termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination under such provision; (iii) subject to this paragraph, specifies the date of termination (as defined below). For purposes of this Agreement, “date of termination” means (a) if the Employee’s employment is terminated other than for Cause or by reason of death or disability, 90 days following the receipt of the notice of termination, and (b) if

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the Employee’s employment is terminated for Cause or by reason of death or disability, the date of death or the date of the Board’s determination of Cause or of the Employee’s disability, in accordance with this Agreement, provided that the Company may elect to pay the Employee (at the rate of his base salary then in effect) in lieu of part or all of such notice period preceding the date of termination.

7.5 Effect of Termination. Effective as of any date of termination or, if earlier, as of any date specified by the Company at or following the delivery of a notice of termination, the Employee shall resign, in writing, from all Board memberships and all other positions held by him with the Company and its affiliates.

7.6 Obligations of the Company upon Termination. (a) General. If, during the Employment Period, the Employee’s employment terminates for any reason, the Employee (or his estate, beneficiary or legal representative) shall be entitled to receive (i) any earned or accrued but unpaid base salary through the date of termination (including with respect to accrued and unused vacation time), and (ii) all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company (other than relating to severance) in which the Employee was a participant during his employment with the Company in accordance with the terms thereof (including, without limitation, amounts deferred under deferred compensation and similar plans, if any).

(b) Other than for Cause, Death or Disability; Good Reason. If, during the Employment Period, the Company terminates the Employee’s employment, other than for Cause, death or disability, or if the Employee terminates his employment for Good Reason, the Company shall, subject to the Employee’s continued full performance of his obligations set forth in Section 5 hereof, in addition to the amounts payable under paragraph (a) above, pay to the Employee (or his estate, beneficiary or legal representative) in twelve equal monthly installments commencing on the first day of the month following the date of termination, the sum of (x) the Employee’s annual base salary then in effect, plus (y) the Employee’s target bonus, if any, for the fiscal year in which the date of termination occurs. In addition, the Employee and the Employee’s eligible spouse, dependents and beneficiaries will continue to be eligible to participate in the company’s health, medical, disability, life and other insurance plans (subject to the Employee’s making required contributions to such plans) for a period of twelve months following the date of termination (or the Company will provide equivalent benefits for such period), provided that all such continuing benefits shall cease upon the date on which the Employee becomes eligible to receive comparable benefits from a subsequent employer.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Amendment to Employment Agreement has been signed by the parties hereto on the date set forth below.

POINT BLANK SOLUTIONS INC.	SAMUEL B. WHITE

By

Date	Date

[Signature Page to Amendment to White Employment Agreement]